EATON VANCE FLOATING-RATE INCOME TRUST

Supplement to Prospectus dated September 28, 2021

1. The following replaces the fifth paragraph under “Investment Objectives, Policies and Risk” in “Prospectus Summary” in the Prospectus:

Sarah A. Choi, Ralph H. Hinckley, Jr., Catherine C. McDermott, Daniel P. McElaney and Andrew N. Sveen are the portfolio managers of the Trust. Mr. Hinckley is a Vice President of Eaton Vance and has been a portfolio manager of the Trust since January 2008. Messrs. McElaney and Sveen and Ms. McDermott are Vice Presidents of Eaton Vance and have been portfolio managers of the Trust since March 2019. Ms. Choi is a Vice President of Eaton Vance and has been a portfolio manager of the Trust since July 2022. Messrs. Hinckley, McElaney and Sveen and Ms. McDermott have been employed by Eaton Vance for more than five years and manage other Eaton Vance funds. Ms. Choi has been employed by Eaton Vance since October 2019 and manages other Eaton Vance funds. Prior to joining Eaton Vance, Ms. Choi worked as a Senior Credit Analyst at Apex Credit Partners from 2014 to 2019.

2. The following replaces the fifth paragraph under “The Adviser” in “Management of the Trust” in the Prospectus:

Sarah A. Choi, Ralph H. Hinckley, Jr., Catherine C. McDermott, Daniel P. McElaney and Andrew N. Sveen are the portfolio managers of the Trust. Mr. Hinckley is a Vice President of Eaton Vance and has been a portfolio manager of the Trust since January 2008. Messrs. McElaney and Sveen and Ms. McDermott are Vice Presidents of Eaton Vance and have been portfolio managers of the Trust since March 2019. Ms. Choi is a Vice President of Eaton Vance and has been a portfolio manager of the Trust since July 2022. Messrs. Hinckley, McElaney and Sveen and Ms. McDermott have been employed by Eaton Vance for more than five years and manage other Eaton Vance funds. Ms. Choi has been employed by Eaton Vance since October 2019 and manages other Eaton Vance funds. Prior to joining Eaton Vance, Ms. Choi worked as a Senior Credit Analyst at Apex Credit Partners from 2014 to 2019.

July 1, 2022

EATON VANCE FLOATING-RATE INCOME TRUST

Supplement to Statement of Additional Information dated September 28, 2021

1.	The following is added to the first table under “Portfolio Managers.” in “Investment Advisory and Other Services”:

	Number of All Accounts	Total Assets of All Accounts	Number of Accounts Paying a Performance Fee	Total Assets of Accounts Paying a Performance Fee
Sarah A. Choi(1)
Registered Investment Companies	0	$0	0	$0
Other Pooled Investment Vehicles	0	$0	0	$0
Other Accounts	0	$0	0	$0
(1)	As of May 31, 2022

2.	The following is added to the second table under “Portfolio Managers.” in “Investment Advisory and Other Services”:

Portfolio Manager	Dollar Range of Equity Securities Beneficially Owned in the Trust	Aggregate Dollar Range of Equity Securities Beneficially Owned in the Eaton Vance Family of Funds
Sarah A. Choi(1)	None	$1 - $10,000
(1)	As of May 31, 2022

July 1, 2022